NEWMIL BANCORP, INC.
                         CONSENT OF COOPERS & LYBRAND L.L.P.

Coopers & Lybrand L.L.P.

CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of NewMil Bancorp, Inc.

We consent to the incorporation by reference in the registration statement of NewMil Bancorp, Inc. and Subsidiary on Form S-8 (File No 0-16455) of our report dated July 21, 1995, on our audits of the consolidated financial statements of NewMil Bancorp, Inc. as of June 30, 1995 and 1994, and for the years ended
June 30, 1995, 1994 and 1993, which report is included in this Annual Report on Form 10-K.


Hartford, Connecticut
September 20, 1995


Coopers & Lybrand L.L.P., a registered limited liability partnership, is a member firm of Coopers & Lybrand International.